HONGKONG CHARTER INTERNATIONAL GROUP LIMITED
(PARENT ONLY)
CONDENSED BALANCE SHEET
AS OF SEPTEMBER 30, 2010
(UNAUDITED)

ASSETS
Cash and cash equivalents	$16,518
Long-term investments	175,858
Total assets	$192,376

SHAREHOLDERS' LIABILITIES AND EQUITY
Total liabilities	$-

Stockholders' equity:
Commom Stock, $0.129 par value, 10,000 shares authorized,
1,000 shares issued and outstanding at September 30, 2010	$129
Additional paid in capital	144,568
Retained earnings	47,679
Total shareholders' equity	$192,376

Total liabilities and stockholders' equity	$192,376

HONGKONG CHARTER INTERNATIONAL GROUP LIMITED
(PARENT ONLY)
CONDENSED STATEMENTS OF OPERATIONS
FOR THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

Revenues	$-
Cost of revenues	-
Gross profit	-

Operating expenses
Selling, general and administrative	-
Financiall expenses	(129)
Income (loss) before income taxes(benefits)	(129)

Provision for income tax (benefits)	-
Net income (loss)	(129)

HONGKONG CHARTER INTERNATIONAL GROUP LIMITED
(PARENT ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

Cashflow from operating activities:
Net loss	$(129)
Net cash (used) / provided from operating activities	(129)

Cash flow from investing activities
Return of equity interest investment in a subsidiary	493
Net cash (used) / provided from investing activities	493

Cash flow from financing activities
Cash contribution	-
Investment in subsidiaries	-
Net cash (used) / provided from financing activities	-

Net increase / (decrease) in cash	364

Cash and cash equivalents- Beginning of year	$16,154
Cash and cash equivalent- End of year	$16,518

Supplemental disclosures of cash flow information:
Interest paid	$-
Income taxes paid	$-